Exhibit 99.1

PRESS RELEASE

Date: November 12, 2024

Cadiz to Purchase 180 Miles of New Pipeline Assets

Steel from terminated Keystone XL Pipeline Project to be repurposed for water delivery as Company prepares for construction of groundwater banking project

LOS ANGELES, CA 11.12.24 /PRNewswire/ – Cadiz, Inc. (NASDAQ: CDZI) (the “Company” or “Cadiz”) announced today that it has entered into an agreement to purchase 180-miles of steel pipe from the terminated Keystone XL Pipeline Project. The Company plans to use the steel pipe for the construction of a pipeline network connecting the Company’s groundwater bank in the Mojave Desert to major water networks in the Southwestern U.S. The 180 miles of new steel pipe will be added to the Company’s expansive portfolio of pipeline assets, including 220 miles of existing pipeline acquired by the Company from El Paso Natural Gas in 2021. The 180 miles of new steel pipe will be used to expand the Company’s pipeline network creating the largest new groundwater bank in the Southwest. The Company plans to begin construction in 2025.

“Repurposing fossil fuel infrastructure to deliver clean water to underserved communities is core to our mission,” said Cadiz CEO Susan Kennedy. “Securing this steel will enable the Company to bring this critical infrastructure online faster and more efficiently.”

“It’s inspiring to see that sometimes hope and history align. The steel from the Keystone pipeline has found a new purpose—now transporting what gives life to everything: water. I commend the Cadiz leadership for their vision of creating a better future for our children.” Dave Archambault II, Former Tribal Chairman Standing Rock Sioux Tribe.

The Keystone XL crude oil pipeline project sponsored by Canadian company, TC Energy, was terminated in 2021 after the Biden Administration revoked a presidential permit which would have allowed the pipeline to cross the Canada-U.S. border. Approximately 200 miles of unused steel pipeline from the abandoned project is currently stored on land in North Dakota. After several months of diligence to determine the suitability of the 36” steel pipe for transportation of water, Cadiz determined the Keystone pipe was a perfect fit for the Company’s groundwater banking project in the Mojave Desert (the “Mojave Groundwater Bank”).

“Converting the Keystone from an oil pipeline to a water pipeline serving disenfranchised communities is the ultimate definition of environmental justice,” said David Sickey, former Senior Advisor to the U.S. Department of Energy and former Chairman Coushatta Tribe of Louisiana.

In October, the Company announced it had entered into a letter of intent (the “LOI”) with a non-profit investment fund (“Fund’) for a prospective investment up to $150 million for the construction, ownership, and operation of the Mojave Groundwater Bank. Under the terms of the LOI, the Fund along with other non-profit and public sector investors, including federally recognized Native American Tribes, will provide up to $401 million of equity capital to acquire assets and fund the construction of facilities for the Mojave Groundwater Bank, presently estimated in the amount of $800 million. The parties will coordinate to seek available grant funding for any remaining construction costs.

For additional details regarding the Company’s agreement for the purchase of the steel pipe assets, please refer to its Current Report on Form 8-K filed with the SEC today, November 12, 2024.

About Cadiz Inc.

Cadiz is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a unique combination of water supply, storage, pipeline and treatment solutions. With 45,000 acres of land in California, 2.5 million acre-feet of water supply, 220 miles of pipeline assets and the most cost-effective water treatment filtration technology in the industry, Cadiz offers a full suite of solutions to address the impacts of climate change on clean water access. For more information, please visit https://www.cadizinc.com.

Contact

Cadiz, Inc.

Courtney Degener

cdegener@cadizinc.com

213-271-1603

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s expectations for completion of the purchase of the pipeline assets and timing of the expansion of its pipeline network and the expected coverage, reach and benefits of the pipeline network. No assurance can be given that the pipeline expansion discussed in this release will be completed according to the timing or to the extent described in this release. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, changes in market conditions and permitting, risks and uncertainties associated with the Company’s business and finances in general, as well as other risk factors described from time to time in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.